EXHIBIT 99.1
                                                                    ------------



FOR IMMEDIATE RELEASE:

Media Contact:                                        Investor Contact:
-------------                                         -----------------
Michael Binko                                         Thomas D. Davis
Xybernaut Corporation                                 Xybernaut Corporation
(703) 631-6925                                        (703) 631-6925
mbinko@xybernaut.com                                  investorel@xybernaut.com


                      XYBERNAUT(R) REPORTS 56% INCREASE IN
                             SECOND QUARTER REVENUE

                        HARDWARE REVENUE INCREASES 115%;
              EQUITY BALANCE AND CASH ON-HAND IMPROVE SIGNIFICANTLY


FAIRFAX, VA, AUGUST 11, 2003 - Xybernaut Corporation (NASDAQ: XYBR) today announced that total revenue for the second quarter of 2003 (three months ended June 30) was $2.8 million, a 56% increase from the preceding first quarter of 2003, and a 38% increase from the comparable period in 2002.

As of June 30, the Company had no long-term debt, a stockholders' equity balance of over $11 million and more than $5 million of cash on-hand. Subsequent to June 30, the Company also reported that it had raised an additional $3 million through warrant exercises.

Hardware revenue for the second quarter of 2003 was $1.8 million, a 115% increase from the first quarter of 2003 and a 53% increase from the second quarter of 2002.

Gross margin from hardware sales increased to 33% for the three months ended June 30, 2003 as compared with 12% for the three months ended June 30, 2002. Margin for consulting and other sales increased to 38% in the second quarter of 2003 versus 34% in the second quarter of 2002.

The net loss for the second quarter of 2003 decreased over 50% to $3.3 million from the second quarter of 2002. The net loss per share also decreased to $0.02 per share from $0.10 per share in the prior year.

"The Company is moving in the right direction in virtually all areas. We are pleased with our second quarter results and especially the record revenue levels that we achieved. We are determined to do even better on all fronts as we move forward and my outlook remains highly positive," stated Steven A. Newman, Xybernaut president.

Thomas D. Davis, senior vice president and CFO, added, "We have continued our cost cutting efforts into 2003, streamlined operations and, with significant cash on-hand we now believe that we have more than enough capital to last us through the end of the year."

"From recent meetings with executives of some of the world's largest companies, I've seen first hand that these business leaders recognize that wearable computing has moved from a possible to a preferred mobile computing solution," stated Edward G. Newman, chairman and CEO. "Our primary objective is to steadily increase stakeholder value by leveraging these relationships and others as well as our expertise and successes to produce tangible results."


SUMMARY OF RESULTS

                                     Three Months Ended June 30,         Six Months Ended June 30,
                                     2003            2002                2003             2002
                                    ---------------- ---------------     -------------    --------------
     Revenue                        $2,788,581       $2,013,463          $4,575,558       $4,823,384

     Net loss                       ($3,256,866)     ($6,656,151)        ($8,635,344)     ($14,671,791)

     Net loss per share             ($0.02)          ($0.10)             ($0.07)          ($0.23)

     Weighted average
     shares outstanding             136,577,988      66,217,557          128,242,872      63,510,622

CONFERENCE CALL
Edward G. Newman, chairman and CEO; Steven A. Newman, president and COO; and Thomas D. Davis, senior vice president and CFO will host a conference call starting at 8:30am Eastern Time today (August 11) to discuss the results. The conference call can be accessed via telephone by dialing toll free to 888-428-4480 from within the U.S. or 612-288-0318 from outside the U.S. and asking for the Xybernaut Corporation Second Quarter 2003 Financial Results conference call.

A re-broadcast of the call will be available from 12:00pm Eastern Time today (August 11) until 11:59pm Eastern Time on August 12 by dialing 800-475-6701 from within the U.S. or 320-365-3844 from outside the U.S. and entering the following Program Access Code - 694645.

ABOUT XYBERNAUT
Xybernaut Corporation is the leading provider of wearable/mobile computing hardware, software and services, bringing communications and full-function computing power in a hands-free design to people when and where they need it. Headquartered in Fairfax, Virginia (U.S.), Xybernaut has offices and subsidiaries in Europe (Germany) and Asia (Japan).


Xybernaut, the Xybernaut logo and Mobile Assistant(R) V (MA(R) V) and Atigo(R) are trademarks or registered trademarks of Xybernaut Corporation in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

                                      # # #

2003 Financial Results, page 2 of 2
-----------------------------------


This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company's products, general acceptance of the Company's products and technologies, competitive factors, timing, and other risks described in the Company's SEC reports and filings.